EXHIBIT 2.1

SHARE PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) dated as of May 11, 2006 is entered into by and among:

Transaction Systems Architects, Inc., a corporation organized and existing under the laws of the State of Delaware, with registered office at 224 South 108th Avenue, Omaha, Nebraska 68154, U.S.A. (“Purchaser”);

PREIPO Beratungs- und Beteiligungsgesellschaft mbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized and existing under the laws of the Federal Republic of Germany, registered with the commercial register of the local court of Wiesbaden under HRB 19363 (“Preipo”);

RP Vermögensverwaltung GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized and existing under the laws of the Federal Republic of Germany, registered with the commercial register of the local court of Bad Homburg under HRB 7301 (“RP”, and together with PREIPO the “Main Sellers”);

Mr. Christian Jaron, an individual residing at Daisbachstr. 4, 65527 Niedernhausen (“Principal 1”);

Mr. Johann Praschinger, an individual residing at Am Heegwald 12, 61381 Friedrichsdorf (“Principal 2” and together with Principal 1, the “Principals”);

eps Electronic Payment Systems AG, a stock corporation (Aktiengesellschaft) organized and existing under the laws of the Federal Republic of Germany, registered with the commercial register of the local court of Wiesbaden under HRB 19288 (“EPS”).

Capitalized terms used and not defined herein shall have the meaning ascribed to them in Exhibit A to this Agreement.

PREAMBLE

WHEREAS, EPS is primarily engaged in the business of research and development and marketing of software relating to the authorization, switching and settlement of electronic payment transactions (the “Business”);

WHEREAS, EPS conducts the Business through its own operations as well as through Electronic Payment Systems Limited, a limited company organized and duly existing under the laws of England and Wales (“EPS Ltd”), S.C. Electronic Payment Systems Romania S.R.L., a company incorporated and duly existing under the laws of Romania (“EPS Romania”), eps Electronic Systems Schweiz GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated and duly existing under the laws of Switzerland (“EPS Switzerland”, eps Prepaid GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated and duly existing under the laws of the Federal Republic of Germany (“EPS Prepaid”) and eps NZ Limited, a limited company incorporated and duly existing under the law of New Zealand (“EPS NZ” and together with EPS Ltd., EPS Romania, EPS Switzerland and EPS Prepaid, the “Subsidiaries”; EPS and the Subsidiaries shall be referred to individually as a “Company” and collectively as the “Companies”;

WHEREAS, the shares of EPS consisting of 1,110,000 registered common shares (Namens-Stammaktien) (the “Shares”) are held by Main Sellers and other shareholders of EPS as set forth in further detail in Exhibit B hereto;

WHEREAS, Preipo holds 431,715 of the Shares (the “Preipo Shares”) and RP holds 142,200 of the Shares (the “RP Shares”, and, together with the Preipo Shares, the “Main Sellers’ Shares”);

WHEREAS, Purchaser desires to acquire, and Main Sellers desire to sell, the Main Sellers’ Shares on the terms hereinafter set forth;

WHEREAS, Purchaser further desires to acquire all of the shares (the “Secondary Sellers’ Shares”), held by the persons listed on Exhibit B hereto other than those persons marked with an asterisk on Exhibit B hereto and the Main Sellers (each a “Secondary Seller” and collectively, the “Secondary Sellers”); the Main Sellers’ Shares and the Secondary Sellers’ Shares shall collectively be referred to as the “Initial Shares”;

WHEREAS, the Main Sellers are owned and controlled by the Principals or their respective spouses and the Principals have a financial interest in the sale of the Main Sellers' Shares.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I
PURCHASE, SALE AND TRANSFER OF THE INITIAL SHARES

1.1  Sale of Main Sellers’ Shares. Effective as of the date hereof, Preipo hereby sells (verkauft) the Preipo Shares and RP sells the RP Shares, including any rights to retained earnings or to receive dividends or other distributions, to Purchaser, and Purchaser hereby accepts such sales.

1.2  Transfer and Assignment of Main Sellers’ Shares. Effective as of the Initial Closing Date, and subject to the conditions precedent set forth in ARTICLE V hereof, (a) Preipo hereby transfers and assigns (tritt ab) the Preipo Shares, including any rights to retained earnings or to receive dividends or other distributions, to Purchaser, and (b) RP hereby transfers and assigns (tritt ab) the RP Shares, including any rights to retained earnings or to receive dividends or other distributions, to Purchaser. Purchaser hereby accepts such transfers and assignments.

1.3  Secondary Sellers’ Shares. Effective as of the Initial Closing Date, Seller shall cause the Secondary Sellers to sell, transfer and assign the Secondary Sellers’ Shares to Purchaser.

1.4  Consent to Transfer and Assignment of Initial Shares. EPS hereby consents to the transfer and assignment of the Initial Shares to Purchaser.

1.5  Entry into Share Register. Immediately after the transfer and assignment of the Initial Shares pursuant to Section 1.2 hereof and the transfer, EPS shall delete the Main Sellers and Secondary Sellers from, and enter Purchaser as new owner of all Initial Shares in, the share register (Aktienregister) of EPS in accordance with Section 67 para. 3 AktG.

ARTICLE II
CONSIDERATION

2.1  The aggregate consideration to be paid by Purchaser to the Main Sellers for and in connection with the sale, assignment and transfer of the Main Sellers’ Shares pursuant to ARTICLE I hereof shall consist of:

(a)  a cash payment in the amount of EUR 4,751,817.40 (the “Cash Consideration”) to be paid in accordance with Section 3.1 hereof; and

(b)  the issuance of 301,075 shares of restricted stock of Purchaser (the “Stock Consideration”) to be provide in accordance with Section 3.2 hereof.

ARTICLE III
PAYMENTS AND ESCROW; RESTRICTED STOCK

3.1  Closing Payments. On the Initial Closing Date, Purchaser shall make the following payments:

(a)  a portion of the Cash Consideration in an amount of EUR 2,824,442.91 to an account of Preipo to be designated by Preipo at least 5 days prior to the Initial Closing Date;

(b)  a portion of the Cash Consideration in an amount of EUR 1,177,374.49 to an account of RP to be designated by RP at least 5 days prior to the Initial Closing Date;

(c)   a portion of the Cash Consideration in an amount of EUR 750,000 (the “Escrow Amount”) to an account designated jointly by Purchaser and the Main Sellers prior to the Initial Closing (the “Escrow Account”).

3.2  Issuance of Restricted Stock. On the Initial Closing Date, Purchaser shall provide the Stock Consideration by causing the delivery of restricted stock agreements to the Main Sellers providing for (a) an issuance to Preipo in the amount of 226,477 shares of restricted stock, and (b) an issuance to RP in the amount of 74,598 shares of restricted stock. The restricted shares issued pursuant to this Section 3.2 shall become non-forfeitable over five-years; the details of such restricted stock issuances are set forth in restricted stock grant agreements substantially in the form attached hereto as Exhibit 3.2 hereto (the “Restricted Stock Agreements”).

ARTICLE IV
ESCROW AND SET-OFF RIGHT AGAINST RESTRICTED STOCK

4.1  Security Purpose of Restricted Stock. The forfeitable portion of the Stock Consideration issued pursuant to the Restricted Stock Agreements shall serve as security for the indemnification obligations of the Main Sellers pursuant to Sections 12.1(a), 12.1(b) and 12.1(c) hereof and any indemnification obligations of the Principals hereunder. The details regarding the set-off/forfeiture procedure are provided in the Restricted Stock Agreements.

4.2  Security Purpose of Escrow. The Escrow Amount shall serve as security for the Main Sellers’ indemnification obligations under Section 12.1(b)(i) hereof (Commerzbank Lease).

4.3  Release of Escrow Amount.  The Escrow Amount plus any interest accrued thereon shall be released from the Escrow Account and transferred to a bank account to be designated by Preipo on the earlier of (i) two weeks after the date on which Commerzbank has either made the full residual payment to EPS or has made a binding written commitment to make such residual payment in full, or (ii) three years after the Initial Closing Date (the “Final Escrow Release Date”), provided, however, that in case that, on or before the Final Escrow Release Date, any indemnification claims covered by the Escrow Amount have been asserted by Purchaser in accordance with ARTICLE XII hereof, the amount of such indemnification claims shall be released from the Escrow Account to Preipo or the Purchaser, as the case may be, only after the final settlement of such claims.

4.4  Escrow Agreement. Details of the Escrow Account and the disbursement and release mechanisms related thereto are set forth in an escrow agreement substantially in the form attached as Exhibit 4.4 hereto (the “Escrow Agreement”) which will be executed at the Initial Closing. The fees of the escrow agent are borne by Purchaser.

ARTICLE V
CONDITIONS TO THE OBLIGATION OF PURCHASER

The respective obligations of Purchaser to consummate the transactions contemplated under this Agreement are subject to the following conditions:

5.1  Secondary Share Purchase Agreements. The Secondary Sellers shall have entered into Secondary Share Purchase Agreements substantially in the form attached as Exhibit 5.1 hereto (the “Secondary Share Purchase Agreements”), each providing for the sale, assignment and transfer of the amount of shares set forth on Exhibit B next to each Secondary Seller at a per share purchase price of EUR 25.94.

5.2  Execution of Escrow Agreement. The Escrow Agreement shall have been executed by the parties thereto.

5.3  Restricted Stock Agreements. The Restricted Stock Agreements shall have been executed by the parties thereto.

5.4  Resignation Letters of Supervisory Board Members. The members of EPS’ supervisory board (Aufsichtsrat) have executed resignation letters in the form attached as Exhibit 5.4 hereto as of a date to be specified by Purchaser to the Main Sellers in writing within 7 days following the date hereof.

5.5  Supervisory Board Resolution. The members of EPS’ supervisory board (Aufsichtsrat) have entered into a unanimous resolution (a) approving the execution of this Agreement and the transaction, agreements and other documents contemplated thereby, and (b) appointing Richard Launder and Stephen Wright as members of the management board (Vorstand), with sole representation authority and exemption from the restrictions set forth in Section 181 2nd alternative BGB.

5.6  Employment Agreements. Principal 1 and Principal 2 shall have entered into new employment agreements in a form mutually acceptable to Purchaser and each Principal.

5.7  Agreements with CFO. The existing consulting agreement between EPS and Mr. Jörn Kleemann shall have been terminated and an interim service agreement in a form mutually acceptable to Purchaser and Mr. Kleemann shall have been concluded.

5.8  Acknowledgements by Contractors/Freelancers. EPS shall have received acknowledgement of its contractors and freelancers listed in Exhibit 5.8 hereto, which acknowledgement letters shall be in a form reasonably acceptable to Purchaser.

5.9  Loan Agreements to Principals. All loans extended by EPS to Principal 1 and Principal 2 shall have been repaid in full or the Parties shall have otherwise agreed to repay such loans from the respective Principal’s Cash Consideration contemplated under Section 3.1.

5.10  Correctness of Representations and Warranties. The representations and warranties of the Main Sellers pursuant to ARTICLE VII hereof and the covenants set forth in ARTICLE IX hereof shall be true and correct as of the Initial Closing Date.

The conditions set forth in this ARTICLE V may be waived only by Purchaser. Purchaser shall be entitled to rescind this Agreement if the condition set forth in Sections 5.1 through 5.10 have not been fulfilled by May 31, 2006.

ARTICLE VI
INITIAL CLOSING

6.1  Initial Closing. The initial closing of sale and transfer of the Initial Shares provided for herein (the “Initial Closing”) shall occur at 10.00 a.m. on May 31, 2006 at the offices of Jones Day, Grüneburgweg 102, 60323 Frankfurt, or, if any of the conditions to closing set forth in ARTICLE V hereof have not occurred at such time and have not been waived, at such other time, date and place as may be mutually agreed to in writing by the Parties. The date on which the Initial Closing occurs shall be referred to as the “Initial Closing Date”.

6.2  Main Sellers’ Closing Deliveries. At the Initial Closing, Main Sellers shall deliver, or cause to be delivered, to Purchaser:

(a)  copies of all Secondary Share Purchase Agreements;

(b)  an executed copy of the Escrow Agreement;

(c)  executed copies of the Restricted Stock Agreements;

(d)  executed copies of the resignation letters of EPS’ supervisory board members as provided in Section 5.4 hereof;

(e)  an executed copy of the supervisory board resolution as provided in Section 5.5 hereof;

(f)  executed copies of the new employment agreements of Principal 1 and Principal 2 as provided in Section 5.6 hereof;

(g)  an executed copy of the interim service agreement of Mr. Jörn Kleemann as provided in Section 5.7 hereof;

(h)  executed copies of the acknowledgement letters as provided in Section 5.8 hereof;

(i)  a written statement of the Main Sellers certifying as to the correctness of the representations and covenants of the Main Sellers;

(j)  a written statement confirming the transfer to Purchaser of and the ownership of Purchaser in the Initial Shares; and

(k)  a written statement confirming the receipt of payments set forth in Section 3.1 hereto and the receipt of the Restricted Stock Agreements set forth in Section 3.2 hereof.

6.3  Purchasers’ Closing Deliveries. At the Closing, Purchaser shall deliver, or cause to be delivered

(a)  the payments set forth in Section 3.1 hereof; and

(b)  the Restricted Stock Agreements set forth in Section 3.2 hereof plus any restricted stock agreements contemplated in any of the Secondary Share Purchase Agreements, all executed by Purchaser.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF MAIN SELLERS

The Main Sellers hereby jointly and severally represent and warrant to Purchaser, in the form of an independent guarantee (selbständiges Garantieversprechen) pursuant to Section 311 BGB that as of the date hereof and as of the Initial Closing Date:

7.1  Organization; Corporate Power and Authority. Each of the Main Sellers and the Companies is duly organized and existing under the laws of the jurisdiction of its incorporation or organization and properly qualified in all applicable foreign jurisdictions where it conducts business and has all necessary power and authority (corporate and otherwise), licenses, and qualifications to own and lease its property and assets and carry on its business as presently owned and conducted. Each of the Main Sellers and EPS has duly authorized and executed this Agreement and has full power and authority to execute and perform its obligations under this Agreement and the other agreements, documents, and instruments contemplated herein without the necessity of any act or consent of any other Person whomsoever. This Agreement and the other agreements, documents, and instruments contemplated herein, when executed by all Parties, constitute the valid and binding obligations of Main Sellers and EPS, enforceable in accordance with their terms. Neither the Main Sellers nor the Companies have taken or failed to take any action, which action or failure would preclude or prevent Purchaser or the Companies from conducting the Business as previously conducted. The articles of association of each of the Main Sellers and the Companies (other than EPS NZ, attached hereto as Exhibit 7.1, are presently valid and in force and no changes have been resolved or will be resolved until the date hereof. Contemporaneously herewith, each of the Main Sellers and EPS has delivered and EPS has caused the Subsidiaries to deliver to Purchaser true, correct, current, and complete certified copy of their commercial register extract or comparable non-German corporate records.

7.2  Capitalization.

(a)  EPS has a total stated capital (Grundkapital) of EUR 1,110,000.00, represented by the Shares which represent all of the shares (Aktien) of EPS and are divided into 1,110,000 registered common shares (Stammaktien) with a par value of EUR 1.

(b)  The Main Sellers’ Shares are owned legally and beneficially by each of the Main Sellers in the amounts set forth on Exhibit B hereto, free and clear of any Liens and include all ancillary rights (including any pre-emptive rights (Bezugsrechte)) attributable thereto. No share certificates have been issued in respect of the Shares. The Main Sellers have not granted any Person any proxy or other rights with respect to the voting rights of the Main Sellers’ Shares nor are they a party to any arrangement or agreement (including any voting agreement (Stimmbindungsvertrag) granting such rights with respect to any of the Main Sellers’ Shares.

(c)  The Shares are each duly authorized, validly issued, registered in the commercial register, fully paid, have not been repaid, and are not subject to assessment. Other than the Subsidiaries, EPS does not have and has not had any subsidiaries. Except as set forth in Exhibit 7.2(c)-1 hereto, other than the Shares, there are no other securities of EPS of any class or kind issued, reserved for issuance, convertible, or outstanding and there are no restrictions with respect to transferability of the Shares. Except as set forth in Exhibit 7.2(c)-2 hereto, there are no options, offers, warrants, conversion rights, take-along rights, co-sale rights, preemptive rights, subscriptions or agreements or rights of any kind to subscribe for, or to sell or purchase, or commitments to issue (either formal or informal, firm or contingent), existing or future share or equity capital or securities of or interests or rights in EPS (whether debt, equity, or a combination thereof) or obligating EPS or any shareholders to grant, extend, or enter into any such agreement or commitment. Exhibit 7.2(c)-2 hereto contains a complete and correct listing of any such rights for each of the Main Sellers as well as any third party holding such rights; none of such rights listed on Exhibit 7.2(c)-2 have been exercised through the date hereof. EPS is not party to any enterprise agreements within the meaning of Sections 291 and 292 AktG.

(d)  Upon the sale, transfer, and assignment of the Main Sellers’ Shares as herein contemplated, Purchaser will acquire the entire ownership of and any and all existing rights, interests, and participation in EPS with respect to the Main Sellers’ Shares and will have good and marketable title to such shares, free and clear of any Liens and possess all rights (including voting rights) with respect thereto.

(e)  EPS Ltd. has a total stated capital (Stammkapital) of GBP 101,100 represented by 101,000 shares with a par value of GBP 1. EPS Switzerland has a total stated capital (Stammkapital) of SFR 20,000 represented by one share (Gesch’ftsanteil) with a nominal amount of SFR 19,000 and one share with a nominal amount of SFR 1,000, both owned by EPS. EPS Romania has a total stated capital (Stammkapital) of LEI 2,220,000 Lei represented by 20 shares with a nominal amount of LEI 111,000. EPS Prepaid has a total stated capital (Stammkapital) of EURO 25,000 represented by two shares with a nominal amount of EURO 12,500. EPS New Zealand has a total stated capital (Stammkapital) of NZ$ 100 represented by 100 ordinary shares with a nominal amount of NZ$ 1 owned by EPS Ltd. The shares of the Subsidiaries listed in this Section 7.2(e) (the “Subsidiary Shares”) are duly authorized, validly issued, registered in the commercial register or any comparable public registry, fully paid, have not been repaid, and are not subject to assessment and, except as otherwise stated in this Section 7.2(e), are owned legally and beneficially by EPS, free and clear of any Liens and include all ancillary rights (including any pre-emptive rights (Bezugsrechte)) attributable thereto. Except as otherwise stated in this Section 7.2(e), the Subsidiaries do not have and have not had any subsidiaries. Other than the Subsidiary Shares, there are no other securities of any Subsidiary of any class or kind issued, reserved for issuance, convertible, or outstanding and there are no restrictions with respect to transferability of the Subsidiary Shares. There are no options, offers, warrants, conversion rights, take-along rights, co-sale rights, preemptive rights, subscriptions or agreements or rights of any kind to subscribe for, or to sell or purchase, or commitments to issue (either formal or informal, firm or contingent), existing or future share or equity capital or securities of or interests or rights in any of the Subsidiaries (whether debt, equity, or a combination thereof) or obligating any Subsidiary to grant, extend, or enter into any such agreement or commitment. None of the Subsidiaries is party to any enterprise agreements within the meaning of Sections 291 and 292 AktG.

7.3  Conflicts; Defaults. Neither the execution of this Agreement or the other agreements, documents, and instruments contemplated herein by Main Sellers or the Companies, nor the performance of any of their obligations hereunder or thereunder, will (i) violate or conflict with any of the terms of any articles of association or other organizational documents of any of Main Sellers or the Companies or constitute a default or result in the acceleration of any obligation under any provisions of any Contract, or of any order, judgment, or decree by which any of the Main Sellers or the Companies is bound or by which any of the assets or properties of any of Main Sellers or the Companies may be affected, (ii) result in the creation or imposition of any Liens in favor of any third Person upon any assets or properties of any of Main Sellers or the Companies, or (iii) violate any Law applicable to any of Main Sellers or the Companies or any of their respective assets or properties. Such execution, delivery, and performance will not give to others any rights, including rights of termination, cancellation, or acceleration, in or with respect to any Contract to which any of Main Sellers or the Companies is a party or by which it is bound.

7.4  Governmental Approvals. No approval, consent, decree, or order of any Governmental Authority is required in connection with the execution and delivery of this Agreement by any of Main Sellers or the Companies, the performance of their obligations hereunder, or the consummation by any of them of the transactions contemplated hereby, or for the prevention of any termination of any right, privilege, license, or agreement relating to the Business or the continuation of the Business following the execution hereof.

7.5  Third Person Consents. Except as set forth in Exhibit 7.5 hereto, no consent, approval, or authorization of any Person (“Third Person Consent”) is required in connection with the execution, delivery, or performance of this Agreement or the other agreements, documents, and instruments contemplated herein by any Main Seller or any of the Companies or the continuation of the Business by Purchaser and the Companies following the execution hereof and the date hereof.

7.6  Tangible Assets. The Companies have and, upon consummation of the transactions set forth in ARTICLE I of this Agreement, will have good and marketable title to their respective assets, free and clear of all Liens, except for those set forth in Exhibit 7.6-1 hereto. Except as disclosed in Exhibit 7.6-2 hereto, all assets located at any facilities used by the Companies are owned by the Companies. All such assets are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear. None of the Main Sellers or the Companies has received any notice of violation of any applicable Law relating to any such assets, and there is no such violation or grounds therefor which could adversely affect the operation of the Business as presently conducted. Such assets are all tangible assets necessary, required, and adequate for Purchaser and the Companies to conduct the Business as presently conducted without the need for additional capital expenditures.

7.7  Real Property. The Companies do not own, lease, possess, occupy or otherwise utilize, and have not owned, leased, possessed, occupied or otherwise utilized, any real property other than the leased real property described in Exhibit 7.7-1 hereto (the “Companies’ Leased Real Property”). The leases underlying the Companies' Leased Real Property are in full force and effect, are the valid and binding obligation of the respective Company and the lessor party thereto, and there are no outstanding defaults thereunder. The leases underlying the Companies’ Leased Real Property may not be terminated by the respective lessor other than for cause. Except as set forth in Exhibit 7.7-2 hereto, the Companies do not lease, as lessor or sublessor, any real property. Other than at the Companies' Leased Real Property, the Companies do not have any material assets situated at any other location. The Companies' Leased Real Property is in good operating condition and repair and suitable for the purposes for which it is being used. The Companies' Leased Real Property or the operation or maintenance thereof does not violate any restrictive covenant or any provision of any Law in any way that could adversely affect the present use thereof, or encroach on any real property owned by others. The Companies enjoy adequate rights of ingress and egress with respect to the Companies' Leased Real Property. There is no pending or threatened condemnation, expropriation, or similar proceeding pending or threatened against the Companies' Leased Real Property. All buildings, structures, and fixtures on the Companies' Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, were constructed in a good and workmanlike manner without material defects, are adequate and suitable for the purposes for which they are presently being used, and are in compliance with and meet all of the conditions of all building permits. All utilities necessary for the use, occupancy, or maintenance of the Companies' Leased Real Property or the conduct of the Business (including gas, electricity, water, and telephone) are connected, adequate, and available in quantity and quality necessary to conduct the Business, all payments due with respect thereto are current, all such utilities enter the Companies' Leased Real Property directly through adjoining public lands and do not pass through private land, and there has been and is no threatened interruption or diminution of such utility services.

7.8  Contracts.

(a)  Exhibit 7.8(a)-1 hereto contains a complete and accurate list of all Material Contracts to which the Companies are a party or are bound on the date hereof, including any and all written or oral understandings or agreements, and the Main Sellers have delivered a true and complete copy, or, if a Contract has not been reduced to writing, an adequate written description thereof, of each such Contract to Purchaser. The Contracts listed in Exhibit 7.8(a)-1 hereto constitute all Contracts necessary for the conduct of the Business as presently conducted or planned to be conducted. Except as identified in Exhibit 7.8(a)-2 hereto, all such Contracts are, and will remain until and after the date hereof, in full force and effect, none of the Companies has breached or improperly terminated any such Contract, or is in default under any such Contract, and no event has occurred which (whether with or without notice, lapse of time, or both) would constitute such a default, no consent is required under any Contract in connection with the transactions contemplated by this Agreement for such Contract to remain in full force and effect and no other Person is in default under any Contract. The Companies have no Contracts in effect with any of its shareholders or their respective Affiliates other than as identified in Exhibit 7.8(a)-3.

(b)  Except as identified in Exhibit 7.8(b), none of the Companies is a party to and none of the Contracts is any of the following:

(i)  any Contract, the ordinary consummation or performance of which would, either by itself or in the aggregate, have an adverse impact upon its business, operations, or financial condition;

(ii)  any Contract which is outside of the normal, ordinary, and usual requirements of its business or at a price or prices Materially in excess, where purchasing, or below, where selling, of those otherwise available at the time such Contract was entered into;

(iii)  any Contract which authorizes others to perform services for, through or on behalf any of the Companies;

(iv)  any Contract affecting the ownership or leasing of, title to, or use of any assets and any maintenance or service agreements relating thereto;

(v)  any note receivable;

(vi)  any Contract providing for payments based in any manner upon the sales, purchases, receipts, income, or profits of any of the Companies;

(vii)  any franchise agreement, marketing agreement, or royalty agreement;

(viii)  any Contract with a creditor;

(ix)  any Contract regarding independent contractors, which is not terminable by any of the Companies on thirty (30) days’ notice or less without payment of any amount for any reason whatsoever, or for any continuing payment of any type or nature, including any bonuses and vested commissions;

(x)  any Contract allowing for a termination, whether in whole or in part, or an amendment thereof, in case of the transfer of all or part of the Shares, or all or some of the assets of the Business, no matter how formulated in such Contract;

(xi)  any Contract restricting any of the Companies from carrying on its business or any part thereof or any other business anywhere in the world;

(xii)  any instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly;

(xiii)  any Contract with any computer programmer, independent contractor, non-employee agent, or other entity (other than an employee) to perform computer programming services for any of the Companies;

(xiv)  any Contract containing most favored nation clauses (Meistbegünstigungsklauseln);

(xv)  any Contract with minimum purchase obligations, or ongoing obligations requiring any company to enter into certain Contracts;

(xvi)  any Contract providing for the delivery of any EPS Software in source code; or

(xvii)  any Contract in which any company grants deep discounts or service free of charge.

(c)  Exhibit 7.8(c) hereto contains a complete and accurate list of material pending negotiations regarding future Contracts (i) to which any of the Companies will be a party or by which any of the Companies will be bound, or (ii) which relate to the Business.

(d)  All products and services which have been delivered or provided by any of the Companies conform to the specifications and terms of the respective Contract and all work performed by the Companies under such Contracts has been performed in accordance with the terms of the respective Contract and products (other than any deviations from such specifications or terms that have been made with the consent of or upon request of the other parties(s) to such Contract) and, to the Main Sellers’ Knowledge, services delivered or provided or work performed to date pursuant to such Contracts will not be subject any of the Companies to warranty or similar claims in excess of the amount reserved for in the Financial Statements. Exhibit 7.8(d) hereto sets forth a complete and correct list of all warranty claims pending or threatened against the Companies relating to any Contract or the Business. The reserves reflected in the Financial Statements with respect to warranty costs are based on the historical experience of the warranty cost incurred in relation to the revenue earned on the Contracts and are adequate to cover warranty costs for products manufactured or delivered and work performed through the date hereof.

(e)  Exhibit 7.8(e) hereto sets forth a true, complete, and correct list of each of the Companies’ 20 largest customers (the “Material Customers”) and the Companies’ 20 largest suppliers (the“Material Suppliers”) by contract value for the twelve month period ended December 31, 2005. Neither Main Sellers nor any of the Companies has received any notice from any Material Customer or Material Supplier to the effect that such Material Customer or Material Supplier will stop, or materially decrease the rate of supplying or purchasing, respectively, materials, products, or services to or from any of the Companies, and there are no grounds for such a stoppage or decrease. Neither the goodwill of the Business nor the customer/supplier relationships have been adversely affected by any misconduct with respect to contractual obligations, quality problems, payment behavior, financial difficulties, or other adverse circumstances.

(f)  Exhibit 7.8(f) hereto sets forth a complete and correct list of all damage claims asserted by customers received by the Companies during the three (3) years prior to the date hereof.

7.9  Financial Statements and Information.

(a)  The Main Sellers have delivered to Purchaser true, correct, and complete copies of the audited Annual Financial Statements of the Companies attached as Exhibit 7.9(a) hereto.

Each of the Annual Financial Statements (A) presents, in all respects, a true and fair view of the financial condition, the assets and Liabilities and results of operation of each of the Companies as of the dates indicated therein and the results of operations and changes in the financial position of each of the Companies for the periods specified therein, and (B) have been prepared in conformity with generally accepted accounting principles pursuant to the German Commercial Code or any applicable foreign accounting Laws applied on a consistent basis during the periods covered thereby and prior periods (except in each case as expressly stated therein).

(b)  Exhibit 7.9(b) sets forth a correct and complete description of all transactions between a shareholder of a Company or such shareholder’s Affiliate on the one side and a Company on the other side during the 24-month period ending May 11, 2006.

(c)  Except as disclosed in Exhibit 7.9(c) hereto, since December 31, 2005 through the date hereof, there will have been no negative or positive change of more than 10% of the amount shown in the Financial Statements in any of the following balance sheet positions for any of the Companies: (i) intangible assets, (ii) payments on account, (iii) tangible assets, (iv) inventories, (v) work in progress, (vi) accounts receivable, (vii) accruals, (viii) Liabilities to banks, (ix) trade payables, (x) payables to affiliated enterprises, or (x1) contingencies.

(d)  Each of the Companies has accurately and completely maintained its respective books and records.

7.10  Liabilities.

(a)  None of the Companies has nor, to the Main Sellers’ Knowledge, shall have any Liabilities or obligations, whether absolute, accrued, contingent, or otherwise, other than (i) Liabilities incurred or accrued in the ordinary course of business since December 31, 2005, and which do not, either individually or in the aggregate, have a Material adverse affect on the business, assets, or operations of such Company, and (ii) Liabilities and obligations which are disclosed in Exhibit 7.10(a) hereto or fully and explicitly reserved against in the Financial Statements. Except as disclosed in Exhibit 7.10(a) hereto, none of, the Companies is in default with respect to any Liabilities or obligations, and all Liabilities and obligations have been, or are being, paid and discharged as they become due.

(b)  Except as disclosed in Exhibit 7.10(b) hereto, there are no loans, advances, or other like amounts, including any interest due thereon, from or to any current or former shareholder, members of the management board or supervisory board, or employee of any of the Companies to or from any of the Companies. Exhibit 7.10(b) sets forth the original and current interest rate, the principal outstanding, and the remaining term of each such loan, advance, or other like amount. Except as set forth in Exhibit 7.10(b) hereto, none of the Companies has ever had any off-balance sheet undertakings, and in particular, has not granted any guarantees (in any form whatsoever, including as a comfort letter), sureties, warranties, or securities.

(c)  EPS Prepaid is not an operative company and does not have any Liabilities.

7.11  Litigation. There is no Litigation pending or threatened against or affecting any of the Companies or the Business, and neither the Companies nor Main Sellers have received notice from any third Person manifesting a dispute that could result in any such Litigation. There is no outstanding order, injunction, decree, consent, judgment, or stipulation by or with any Governmental Authority by which any of the Companies, its assets, or the Business is or may be bound.

7.12  Regulatory Compliance. The business as conducted by the Companies is being conducted in compliance with all applicable Laws of each jurisdiction where a Company conducts business, including any jurisdiction to which products of the Business have been delivered, and none of the Companies is in violation of any applicable Laws, including German, EU export or import laws, anti-corruption, anti-terrorism, or money-laundering laws.

7.13  Permits. Each of the Companies holds all Permits necessary for the conduct of the Business and the use of its respective assets. Exhibit 7.13 hereto contains a complete and accurate list of all Permits issued by any Governmental Authority to the Companies. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the termination of any Permit held by the Companies, and all such Permits will inure to the benefit of the Companies after consummation of the transactions contemplated by this Agreement.

7.14  Employee Matters.

(a)  Exhibit 7.14(a)-1 hereto sets forth a complete and accurate list of all employees, including directors and officers, part-time employees, employees from temporary employment agencies, employees with pending employment agreements, or employment agreements with a fixed term of the Companies (collectively referred to herein as the “Employees”), including in each case their current position, total current annual compensation (including bonus or other payments), the type of standard employment agreement used, outstanding promises of additional remuneration, contractual entitlement to a severance payment, actuarial value of accrued pension right (whether vested or unvested), years of service, date of birth, termination notice period, and special termination protection, if any. The employees listed in Exhibit 7.14(a)-1 hereto include all employees material to or required for the conduct of the Business. Exhibit 7.14(a)-2 hereto contains true and complete copies of all standard employment agreements used by the Companies. Exhibit 7.14(a)-3 hereto contains a list of the Employees with whom the Companies have not entered into written employment agreements and describes all material terms and conditions of their employment agreements with the Companies. Except as set forth in Exhibit 7.14(a)-4 hereto, none of the Employees has an employment agreement the provisions of which materially deviate from those of the standard employment agreements contained in Exhibit 7.14(a)-2 hereto or the terms and conditions of the oral employment agreements described in Exhibit 7.14(a)-3 hereto.

(b)  Except for the persons listed in Exhibit 7.14(a)-1 hereto, no persons (i) have or will by operation of law become or (ii) have been or will by operation of law be deemed to be, employees of any of the Companies or Purchaser.

(c)  Except as may be set forth in Exhibit 7.14(c) hereto, there are no controversies pending or threatened which involve any Employees prior to or on the date hereof. There has not been any significant matter under discussion by any of the Main Sellers or any of the Companies with any labor union, works council, authority regarding disabled persons or other body of employee representation, or any strike, work stoppage, or labor trouble relating to the Employees or the Business. Exhibit 7.14(c) hereto sets forth (i) each collective bargaining agreement (Tarifvertrag), shop agreement (Betriebsvereinbarungen), collective promise (Gesamtzusagen), or other contract, agreement, or commitment with any labor union, works council, or other body of employee representation, relating to the Employees, or to which any of the Companies is bound, whether voluntarily or not, or by which the Business is affected, and (ii) each company practice (betriebliche Übungen) to which EPS is bound.

(d)  No Employee has given or, to Main Sellers’ Knowledge is reasonably likely to give notice of termination, and no circumstances exist which give any Employee a special right to terminate or modify its employment agreement; and (b) the execution of this Agreement or the transactions contemplated therein do not trigger any such rights of any Employee.

(e)  Exhibit 7.14(e)-1 hereto lists all employees and former employees (within the past two years) of the Companies or any Affiliate of the Companies who are not listed in Exhibit 7.14(a)-1 hereto but who were involved in the management or development of the Companies in any material way and describes such involvement.

7.15  Benefit Plans. Exhibit 7.15-1 hereto lists every pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, any other written or unwritten employee program, arrangement, agreement, or understanding (whether arrived at through collective bargaining or otherwise), any medical, vision, dental, or other health plan, any life insurance plan, or any other employee benefit plan or fringe benefit plan, currently or previously adopted, maintained, sponsored, in whole or in part, or contributed to by any of the Companies, Main Sellers, or any Affiliate of Main Sellers for the benefit of any of the Employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of any of the Companies and under which any of the Employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of any of the Companies are eligible to participate or in connection with which any of the Companies may have any contingent or non-contingent Liability of any kind whether or not probable of assertion (collectively, the “Benefit Plans”); such list correctly states the legal basis for each Benefit Plan and the nature of the respective agreements or other commitments.. Except as set forth in Exhibit 7.15-1, none of the Companies maintains or contributes to any Benefit Plans or other agreements or arrangements for the benefit of its employees nor has any of the Companies taken any action directly or indirectly to obligate it under, or to institute any such plan. Each of the Companies has complied with all applicable Laws, terms and conditions of, and has no Liabilities or obligations with respect to, its Benefit Plans, and the Benefit Plans are valid and enforceable in accordance with their terms and conditions. Any contributions required to be made by any of the Companies to pension, social, medical, or other insurance for the Employees have been made, including for all persons, whether considered independent or as employees by such Company, who would be considered employees by Law. There are no Liabilities with respect to the Benefit Plans, whether absolute, accrued, contingent, or otherwise, other than those set forth in Exhibit 7.15-2. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of any the Companies to severance pay, unemployment compensation, or any payment contingent upon a change in control or ownership, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee. All Liabilities or obligations of the Companies for pension and other benefits, including Christmas and other bonuses, 13th-month salaries, vacation and other allowances, and overtime compensation are fully reflected and adequately accrued for in the Financial Statements. In the past, all pensions provided by the Companies have been adjusted regularly as required by Section 16 German Company Pension Act (BetrAVG) or, where applicable, by equivalent provisions of foreign law or contractual provisions, and no backlog adjustments (nachholende Anpassungen) are required to be made for periods until the Initial Closing Date.

7.16  Taxes.

(a)  Each of the Companies, with respect to their respective ownership of the Shares, have, as of the date hereof and as of the Initial Closing Date, and will have prior to the date hereof, timely and accurately filed all Tax returns and reports required to be filed by it prior to such dates and have timely paid, or will prior to the date hereof timely pay, all Taxes shown on such returns and/or owed for the periods of such terms, including withholding or other payroll related Taxes. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. Neither EPS nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Companies does not file Tax Returns that EPS or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of the Companies. Except as described in Exhibit 7.16(a), the tax basis of all assets of each of the Companies is the same as the book basis reflected on such Company’s books.

(b)  Except (i) as described in Exhibit 7.16(b), or (ii) to the extent that Liabilities are expressly reserved against in the Financial Statements, there is not and, to the Main Sellers’ Knowledge, there will not be, any Liability for any Taxes arising out of, attributable to, or affecting the assets of any of the Companies through the close of business on the date hereof and the Initial Closing Date, or attributable to the conduct of the operations of a Company or at any time through the date hereof or the Initial Closing Date, for which any Company will have any Liability for payment or for otherwise satisfying. After the date hereof, there does not and will not exist by virtue of the transactions contemplated by this Agreement any Liability for Taxes which may be asserted by any taxing authority against any of the Companies, or their respective assets, and no Lien or other encumbrance for Taxes will attach to the any of the Companies, or their respective assets.

(c)  No assessments or notices of deficiency or other communications have been received by any of the Companies with respect to any Tax return which has not been paid, discharged, or fully reserved for in the Financial Statements, and no amendments or applications for refund have been filed or are planned with respect to any such return. No Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to EPS or any of its subsidiaries and no notice indicating an intend to open a Tax audit or review has been received.

(d)  There are no agreements between any of the Companies and any taxing authority waiving or extending any statute of limitations with respect to any Tax return, and none of the Companies or has filed any consent or election, other than such consents and elections, if any, reflected in such Company’s Tax return for its taxable year ended December 31, 2005. Contemporaneously with the delivery of the Exhibits to this Agreement, Main Sellers have delivered to Purchaser true, correct, and complete copies of the Tax returns for each of the Companies for the taxable year ended December 31, 2005. None of the Companies is a party to or bound by any Tax allocation or sharing agreement.

7.17  Brokers. No broker has acted for any of the Main Sellers or their respective Affiliates in connection with this Agreement or the transactions contemplated hereby.

7.18  Environmental Matters. To the Main Sellers’ Knowledge, neither the Companies’ Leased Real Property nor any real property owned, leased or otherwise used by any of the Companies in the past has been used for the handling, treatment, storage, or disposal of any Hazardous Substances. With respect to the assets of each of the Companies and the Companies’ Leased Real Property, there are no circumstances which could result in an obligation or Liability of Purchaser its Affiliates or any of the Companies for environmental problems, and in particular, (i) no discharges, emissions, releases, or threatened releases of any pollutants, contaminants, or hazardous or toxic wastes, substances, or materials into ambient air, water, ground water, ground, or underground occurred or are likely to occur on, prior to, or after the date hereof and (ii) no environmental Liabilities or obligations exist regarding the manufacture, processing, generation, distribution, use, treatment, storage, disposal, clean-up, transport, or handling of such substances or materials. The Companies have conducted and maintained the Business in compliance with all applicable environmental and safety Laws, and there are no claims, actions, proceedings, or investigations of any nature pending or threatened against any of the Companies regarding any violation of such Laws.

7.19  Bank Accounts. Attached hereto as Exhibit 7.19 hereto is a list of all accounts, authorized signatories thereof, and deposit boxes maintained by any of the Companies at any bank or other financial institution.

7.20  EPS-Software; Open Source Software.

(a)  EPS is the sole and beneficial owner of all rights in the Intellectual Property and other property pertaining to the electronic payment software, including all object code, source code, documentation and other material in respect thereof, as described in more detail in Exhibit 7.20(a)-1 hereto (the “EPS Software”). Except as set forth in Exhibit 7.20(a)-2 hereto, EPS, EPS Ltd and EPS Romania are, as the case may be, full owners and possessors, of all proprietary data and information generated during, and required for, the development of the EPS Software, and have not provided any such data or information to third parties on the basis of outsourcing or hosting agreements, escrow agreements, or similar arrangements, other than by delivering EPS Software in object code and source code together with the related user documentation to end customers; Exhibit 7.20(a)-3 hereto contains a true and complete description of the terms and modalities of any EPS Software delivered in source code to end customers. The development of the EPS Software has been documented properly and in-line with industry standards, and no employee of the Companies, and no third parties have proprietary knowledge in respect of the EPS Software, and its development, that would materially impair or delay the current and future utilization and development of the EPS Software, in the event that such employee or third party were not available to the Companies. Except as set forth in Exhibit 7.20(a)-4 hereto no former or current employee of any Company, no Main Seller, and no third party has any Intellectual Property right or other right in or to any part of the EPS Software.

(b)  Exhibit 7.20(b) hereto identifies all Open Source Software (as defined below) that is used, incorporated or embedded in the EPS Software. No Intellectual Property or EPS Software is subject to the terms of license of any Open Source Software. For purposes of this Agreement, “Open Source Software” shall mean any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; or (viii) the Apache License.

7.21  Information Systems. The Companies own, operate and maintain state-of-the-art information systems, including software licenses, as are required by a software company of the Companies' size and standing, further detailed in Exhibit 7.21-1 hereto (the "Information Systems"). The Companies have in place adequate information security and data protection measures and policies (including business continuity, backup and disaster recovery) which are, as a minimum, in compliance with the relevant local and international laws and standards for service providers in the financial services industry, including standards imposed or recommended by the payment card industry. Except as set forth in Exhibit 7.21-2 hereto, there have been no security incidents or material downtimes in respect of the Information Systems caused by internal or external factors, such as viruses, denial-of-service-attacks or unauthorized entries in the three (3) years prior to the date hereof. The operation and use of the Information Systems, and the conduct of the Business based thereon, does not infringe and is consistent with all rights owned or held by any other Person (in particular software vendors), and there is no pending or threatened claim or litigation against any of the Companies, Main Sellers or their respective Affiliates relating thereto.

7.22  Intellectual Property. Exhibit 7.22 hereto sets forth a complete and correct list of all Intellectual Property not addressed in Sections 7.20 and 7.21 hereto, together with a complete list of all licenses granted (expressly or impliedly) by or to any of the Companies or with respect to any such Intellectual Property (other than licenses to any of the Companies’ customers) (the “Licenses”) as well as a complete and correct list of all research and development and similar agreements (other than any agreements with customers) to which any of the Companies is a party or by or under which any of the Companies is bound or obligated (all of the above, together with the EPS Software pursuant to Section 7.20(a) and the software licenses of the Information Systems pursuant to Section 7.21, is hereinafter referred to as the “EPS Intellectual Property”). Except as set forth in Exhibit 7.20 through 7.22 hereto, (A) no item the EPS Intellectual Property infringes upon or is inconsistent with any rights owned or held by or licensed to, any other Person, and there is not and has not been in the past pending or threatened any claim or litigation against any of the Companies, Main Sellers or their respective Affiliates relating to any Intellectual Property or Licenses. (B) to the Main Sellers’ Knowledge, there are no facts that indicate a likelihood of any of the foregoing, and (C) no notices have been received regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party). Except as set forth in Exhibits 7.20 through 7.22 hereto, no former or current employee of the Companies, and no Main Seller owns or has any rights in or to any item of the EPS Intellectual Property. The Intellectual Property and the Licenses constitute all of the intellectual property and licenses needed for the conduct of the Business as conducted on and prior to the date hereof, without the need for any additional expenditures for intellectual property matters. Each item of the EPS Intellectual Property owned or used by the Companies immediately prior to the Initial Closing Date will be owned or available for use by the Companies on identical terms and conditions immediately subsequent to the Initial Closing. Each of the Companies have taken all necessary action to maintain and protect each item of the EPS Intellectual Property that they own or use. To the Main Sellers' Knowledge, the owners of any of the EPS Intellectual Property licensed to the Companies' have taken all necessary and desirable actions to maintain and protect the Intellectual Property covered by the Licenses. To the Main Sellers' Knowledge and to the knowledge of the directors and officers (and employees with responsibility for Intellectual Property matters) of the Companies, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any item of the EPS Intellectual Property.

7.23  Accounts Receivable. Except as set forth in Exhibit 7.23 hereto, the accounts receivable of each of the Companies as reflected in the Financial Statements and all accounts receivable created since that date are genuine, good, and collectible within ninety (90) days after their respective due date, not subject to any set-offs, counterclaims, or deductions, and represent the legal, valid, and binding obligation of the obligor thereof, enforceable in accordance with their terms. For each of the Companies, the reserves established for doubtful accounts, any valid counterclaims, set-offs, deductions, or allowances as reflected in the Financial Statements are adequate and in accordance with the principal of commercial precaution (kaufmännisches Vorsichtsprinzip).

7.24  Insurance. Exhibit 7.24 hereto sets forth an accurate and complete description of all policies of property, fire and casualty, product liability, worker's compensation, and other forms of insurance of each of the Companies insuring the assets, operations, employees, and risks of each of the Companies. Such policies are in full force and effect and no event has occurred which would give any insurance carrier a right to terminate any such policy. Such insurance coverage, with respect to their amounts and types of coverage, is adequate and customary in the industry in order to insure against the risks associated with the Business. Except as set forth in Exhibit 7.24 hereto, since December 31, 2005, there has not been any change in any of the Companies’ relationships with its insurers or in the premiums payable pursuant to such policies.

7.25  Subsidies. All public grants (Zuschüsse), allowances, aids and other subsidies (Subventionen) in whatever form (the "Public Subsidies") received by the Companies within the period of five (5) years prior to the date of this Agreement are listed in Exhibit 7.25-1 hereto and such list indicates the nature of the Public Subsidies and dates of any administrative orders, agreements or other instruments on which basis the Public Subsidies were given, the Company which received the Public Subsidies and the amounts received. Except as set forth in Exhibit 7.25-2 hereto, no proceedings regarding a revocation or withdrawal of a Public Subsidy have been initiated or threatened, and there are no circumstances, which would justify the initiation of such proceedings. Except as set forth in Exhibit 7.25-3 hereto, each of the Companies is in full compliance with its obligations under or in connection with the Public Subsidies, including the obligations under any ancillary provisions in the respective orders or agreements thereto. Except as set forth in Exhibit 7.25-4 hereto, none of the Companies is obliged under the Public Subsidies to maintain a certain level of employees or to make any investments. No Public Subsidies will have to be repaid in whole or in part due to the execution or consummation of this Agreement or the transactions contemplated herein.

7.26  Absence of Changes. Since December 31, 2005 through the date hereof, none of the Companies has or will have, except as disclosed in Exhibit 7.26 hereto or as expressly contemplated by this Agreement:

(a)  transferred, assigned, conveyed, or liquidated into current assets any of its assets or business or entered into any transaction or incurred any Liability or obligation, other than in the ordinary course of its business;

(b)  suffered any adverse change in its business, operations, or financial condition or become aware of any event or state of facts which may result in any such adverse change;

(c)  suffered any destruction, damage, or loss, whether or not covered by insurance;

(d)  suffered, permitted, or incurred the imposition of any Lien or claim upon any assets, except for any standard retention of title clauses;

(e)  committed, suffered, permitted, or incurred any default in any Liability or obligation;

(f)  made or agreed to any adverse change in the terms of any Contract to which it is a party;

(g)  waived, canceled, sold, or otherwise disposed of, for less than the face amount thereof, any claim or right which it has against others;

(h)  declared, promised, or made any distribution or other payment to its shareholders or partners (other than reasonable compensation for services actually rendered) or issued any additional shares or rights, options, or calls with respect to any shares or other interests or participations, or redeemed, purchased, or otherwise acquired any shares or other interests or participations, or made any change whatsoever in its capital structure;

(i)  paid, agreed to pay, or incurred any obligation for any payment for, any contribution or other amount to, or with respect to, any Benefit Plans, or paid any bonus to, or granted any increase in the compensation of, any directors, officers, agents, or employees, or made any increase in the pension, retirement, or other benefits of its directors, officers, agents, or employees;

(j)  committed, suffered, permitted, or incurred any transaction or event which would increase its Tax Liability for any prior taxable year;

(k)  incurred any other Liability or obligation or entered into any transaction other than in the ordinary course of business;

(l)  received any notices, or had reason to believe, that any supplier or customer has taken or contemplates any steps which could disrupt the business relationship with said supplier or could result in the diminution in the value of any of the Business as going concerns;

(m)  paid, agreed to pay, or incurred any obligation for any payment of any indebtedness except current Liabilities incurred in the ordinary course of business;

(n)  delayed or postponed the payment of any Liabilities, whether current or long-term, or failed to pay in the ordinary course of business any Liability on a timely basis consistent with prior practice;

(o)  made any change in (i) any accounting, financial reporting, or tax practice or policy, (ii) any method of calculating any bad debt, contingency, or other reserve for accounting, financial reporting, or tax purposes, or (iii) the fiscal year;

(p)  made any write-off or write-down of or any determination to write off or down any of its assets;

(q)  made any change in the general pricing practices or policies or any change in the inventory, credit, or allowance practices or policies not in the ordinary course of business consistent with prior practice; or

(r)  made any amendment to the articles of association or by-laws (or other comparable charter documents), or resolved on any liquidation or dissolution.

7.27  Bankruptcy or Judicial Composition Proceedings. No bankruptcy, insolvency or judicial composition proceedings concerning any of the Main Sellers or the Companies have been applied for. No circumstances exist that would require the application for any bankruptcy, insolvency or judicial composition proceedings nor do any circumstances exist according to any applicable bankruptcy or insolvency laws which would justify the avoidance of this Agreement.

7.28  Exhibits. All Exhibits attached hereto are true, correct, and complete as of the date of this Agreement.

7.29  Disclosure and Relevant Information. The information with respect to the Companies and the Business made available to Purchaser prior to the date hereof was accurate in all respects and, to the Main Sellers’ Knowledge, constitutes all information relevant and necessary for Purchaser’s evaluation of the Companies and the Business. To the Main Sellers’ Knowledge, this Agreement and the Exhibits hereto disclose all facts material to the business, assets, and operations of each of the Companies. No statement contained herein or in any certificate, schedule, list, Exhibit, or other instrument furnished to Purchaser pursuant to the provisions hereof contains or, to the Main Sellers’ Knowledge, will contain any untrue statement of, or omits or fails to state any, Material fact or any fact or circumstance, relevant for Purchaser’s decision to enter into this Agreement. Other than the information provided in this Agreement and the exhibits thereto, no knowledge of Purchaser, its Affiliates or advisers, whether obtained by way of disclosure by Main Sellers or otherwise, shall in any way restrict or qualify the representations and warranties of the Main Sellers under this Agreement or any remedy of Purchaser in connection therewith.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Main Sellers, in the form of an independent guarantee (selbständiges Garantieversprechen pursuant to Section 311 BGB) that as of the date hereof and as of the Initial Closing Date:

8.1  Organization; Corporate Power and Authority. Purchaser is duly organized and existing under the laws of the Federal Republic of Germany. Purchaser has duly authorized, executed, and delivered this Agreement and has full power and authority to execute, deliver, and perform its obligations under this Agreement and the other agreements, documents, and instruments contemplated herein without the necessity of any act or consent of any other Person whomsoever. This Agreement and the other agreements, documents, and instruments contemplated herein, when executed and delivered by all Parties hereto, constitute the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

8.2  Conflicts. Neither the execution nor the delivery of this Agreement or the other agreements, documents, and instruments contemplated herein by Purchaser, nor the performance of any of its obligations hereunder or thereunder, will violate or conflict with any of the terms of any articles of association or other organizational documents of Purchaser.

8.3  Governmental Approvals. No approval, consent, decree, or order of any governmental authority is required in connection with the execution and delivery of this Agreement by Purchaser, the performance of its obligations hereunder, or the consummation by it of the transactions contemplated hereby.

8.4  Third Person Consents. No Third Person Consent is required in connection with the execution, delivery, or performance of this Agreement or the other agreements or documents contemplated herein by Purchaser.

ARTICLE IX
CERTAIN COVENANTS

9.1  Maintenance of Business. For the period from the date hereof through the Initial Closing Date, the Main Sellers shall, to the extent feasible, cause the Companies to carry on the Business substantially in the manner heretofore conducted by the Companies and will, to the extent feasible, cause the Companies to use reasonable efforts to keep available to the Business the services of the Companies’ employees and to maintain the relationships as of such date between the Companies and their respective suppliers, customers, and others having business relations with them. The Main Sellers shall, and shall, to the extent feasible, cause the Companies to, cooperate with Purchaser in connection with the smooth transition of the Business to Purchaser. In particular, the Main Sellers shall cause the Companies not to do any of the following without the Purchaser's advance written approval:

(a)  enter into any Material Contracts or commence any negotiations with any third party that would inhibit or impair the consummation of the transactions contemplated by this Agreement;

(b)  do anything outside the ordinary course of the Business;

(c)  make any change in the terms of employment of any director, officer or Employee or in the number of directors, officers or Employees of any of the Companies other than in accordance with existing agreements or collective bargaining arrangements;

(d)  issue or create any obligation to issue any shares or equity-linked securities in the Companies;

(e)  purchase, sell, encumber or transfer any assets outside of the ordinary course of the Business;

(f)  enter into any transactions related to financing, including, but not limited to, re-financing and forgiveness of debt;

(g)  amend any of the constituent documents of the Companies;

(h)  write-off any account receivable, except write-offs in the ordinary course of business;

(i)  distribute dividends

(j)  (i) make or change any election, change an annual accounting period, (ii) adopt or change any accounting method, (iii) file any amended Tax Return, enter into any closing agreement, (iv) settle any Tax claim or assessment relating to any of the Companies, (v) surrender any right to claim a refund of Taxes, (vi) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any of the Companies, or (vi) take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax Liability of the any of Companies for any period ending after the Initial Closing Date or decreasing any Tax attribute of any of the Companies existing on the Initial Closing Date.

9.2  Non-Competition.

(a)  For a period of three years following the Initial Closing Date, the Main Sellers shall not, directly or indirectly, including through any of their respective Affiliates, conduct any activity that would compete with the Business of the Companies in any of the countries in which such business operations or the Business are presently conducted, including establishing or acquiring any business that would compete with the business operations of the Companies or the Business.

(b)  For a period of three years following the Initial Closing Date, the Principals shall not, directly or indirectly, including through any of their respective Affiliates, conduct any activity that would compete with the Business of the Companies in any of the countries in which such business operations or the Business are presently conducted, including establishing or acquiring any business that would compete with the business operations of the Companies or the Business.

9.3  Non-Solicitation.

(a)  The Main Sellers undertake, for a period of three years from the Initial Closing Date, not to, and to cause its Affiliates not to, without the prior written consent of Purchaser, solicit any employee now or in the future employed by Purchaser, the Companies or their Affiliates to work in any way whatsoever for Main Sellers or any of their respective Affiliates.

(b)  The Principals undertake, for a period of three years from the Initial Closing Date not to, and to cause its Affiliates not to, without the prior written consent of Purchaser, solicit any employee now or in the future employed by Purchaser, the Companies or their Affiliates to work in any way whatsoever for Main Sellers or any of their respective Affiliates.

9.4  Tax-Sharing Agreements. All Tax-sharing agreements or similar agreements with respect to or involving the Companies shall be terminated as of the Initial Closing Date and, after the Initial Closing Date, none of the Companies shall be bound thereby or have any Liability thereunder.

9.5  Termination of Shareholders’ Agreement. The shareholders’ agreement dated June 15, 2001, originally entered into by and among EPS, Stephen Edwards, Colin William Foster, Matthew Gaunt, Laurance Barry Jacobs, Glyn Lewis, Principal 2, Preipo, Christopher Spracklen, Anthony Walton and Michael Wright (the “Shareholders’ Agreement”) is hereby terminated by EPS , Preipo and Principal 2; EPS, the Main Sellers and Principal 2 are aware that the remaining parties to the Shareholders' Agreement have provided termination declarations to the same effect and EPS, the Main Sellers and Principal 2 hereby waive the delivery (Zugang) of such declarations.

9.6  Receipt and Distribution of Secondary Sellers’ Purchase Price. EPS agrees to serve as fiduciary of the Secondary Sellers in respect of the purchase price payments of Purchaser under the Secondary Share Purchase Agreements to be received on an account of EPS to be designated by EPS in writing at least 5 days prior to the Initial Closing Date. EPS shall distribute the amounts received from Purchaser on such account to the Secondary Sellers without undue delay.

ARTICLE X
MUTUAL COVENANTS

10.1  Confidentiality.

(a)  The Parties understand and agree that all Proprietary Information shall be treated as confidential. The receiving Party shall use the same degree of care as it uses with regard to its own proprietary information to prevent disclosure, use, or publication of the disclosing Party’s or its Affiliates’ Proprietary Information. Proprietary Information of the originating Party or its Affiliates shall be held confidential by the receiving Party unless it is or has been:

(i)  obtained legally and freely from a third Person without restriction as to the disclosure of such information;

(ii)  independently developed by the receiving Party or its Affiliates at a prior time or in a separate and distinct manner without benefit of any of the Proprietary Information of the disclosing Party or its Affiliates, and documented to be as such;

(iii)  made available by the disclosing Party or its Affiliates for general release independent of the receiving Party or its Affiliates;

(iv)  made public as required by applicable Laws, court proceedings, or stock exchange regulations; or

(v)  within the public domain or later becomes part of the public domain as a result of acts by someone other than the receiving Party or its Affiliates and through no fault or wrongful act of the receiving Party or its Affiliates.

The exceptions set forth in Section 10.1(a)(i) and (ii) shall not apply with respect to Proprietary Information in connection with or related to the Companies or the Business that has been obtained or developed by any of the Main Sellers’ Affiliates.

(b)  A receiving Party may disclose Proprietary Information of a disclosing Party or its Affiliates to directors, officers, employees and agents of the receiving Party, including their respective brokers, lenders, insurance carriers, or prospective purchasers who have specifically agreed in writing to nondisclosure in accordance with the terms and conditions hereof. Any disclosure of Proprietary Information required by legal process shall only be made after providing the disclosing Party with notice thereof in order to permit the disclosing Party to seek an appropriate protective order or exemption. Violation by a Party or its Affiliates or agents of the foregoing provisions shall entitle the disclosing Party or its Affiliates, at its option, to obtain injunctive relief without showing of irreparable harm or injury and without bond. The provisions of this Section 10.1(b) will be effective for a period of ten years after the date hereof.

(c)  For purposes hereof, “Proprietary Information” shall mean information relating to the Business, the Companies, Purchaser and their respective Affiliates; including (i) organizational, technical, financial, marketing, operational, regulatory, sales and services information, (ii) data and information regarding methods of operation, price lists, customer lists, technology, designs, intellectual property, specifications, or other proprietary information of the business or affairs of Main Sellers or Purchaser and their respective Affiliates, or (iii) any information communicated, created, transferred, recorded, or employed as part of, or otherwise resulting from the activities undertaken in connection with the negotiation, conclusion or consummation of this Agreement and the exhibits hereto. For purposes of this Section 10.1(c), the Companies shall be deemed to be Affiliates of Purchaser, and, in connection with all Proprietary Information owned or held by or relating to the Companies, Main Sellers shall be treated as a receiving Party.

10.2  Public Announcements. Each Party undertakes that it will not make an announcement in connection with the transaction contemplated by this Agreement, unless (i), if required by applicable Law or stock exchange regulations with simultaneous notification of the respective other Party, or (ii) the other Party has given its respective written consent to such announcement, including the form of such announcement, which consent may not be unreasonably withheld and may be subject to conditions.

10.3  Further Assurances. Subject to the terms and conditions provided herein, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective as promptly as practicable the transactions contemplated hereby and to cooperate with each other in connection with the foregoing.

10.4  Access and Information. Purchaser and Main Sellers shall provide each other with such assistance, and make employees available on a mutually convenient basis to provide additional information, as may reasonably be requested by either one of them in connection with the preparation of any Tax Return, Tax audit, or other Tax-related investigation or dispute by or with any Governmental Authority and shall provide the other with copies of any records or information which may be relevant to such investigation or dispute.

10.5  Corporation on Tax Matters

(a)  The Parties shall and EPS shall cause the Subsidiaries to cooperate fully, as and to the extent reasonably requested by a Party, in connection with the filing of Tax returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the a Party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree and EPS shall cause the Subsidiaries (i) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Initial Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Main Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other any of the other Parties requests, EPS or Main Sellers, as the case may be, shall and EPS shall cause the subsidiaries to allow the other Parties to take possession of such books and records.

(b)  Purchaser and Main Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

ARTICLE XI
SALE AND TRANSFER OF REMAINING SHARES

11.1  The Main Sellers and the Principals shall be obligated to cause the sale and transfer of all of the Shares held by those shareholders (the “Remaining Shareholders”) marked with an asterisk on Exhibit B hereto (the “Remaining Shares”) to Purchaser, including any rights to retained earnings or to receive dividends or other distributions, to Purchaser to be sold and transferred to Purchaser on the Subsequent Closing Date, and Purchaser shall accept such sales and transfers and assignments. on the Subsequent Closing Date.

11.2  Subsequent Closing. The closing of the sale and transfer of the Remaining Shares provided for herein (the “Subsequent Closing”) shall take place on October 31, 2006 (the “Subsequent Closing Date”) at 10.00 a.m. at the offices of Jones Day, Grüneburgweg 102, 60323 Frankfurt or at any time and place mutually agreed by the Principals and Purchaser. The Principals shall procure that at the Subsequent Closing,

(a)  The Remaining Shareholders and Purchaser shall execute sale and transfer agreements relating to the sale and transfer and assignment of the Remaining Shares substantially in the form set forth in Exhibit 5.1 hereto, providing for a cash purchase price of EUR 25.94 per share; and

(b)  Purchaser shall pay the respective purchase price to the Remaining Shareholders.

11.3  Consent to Transfer and Assignment of Remaining Shares. EPS hereby consents to the transfer and assignment of the Remaining Shares to Purchaser.

11.4  Entry into Share Register. Immediately after the transfer and assignment of the Remaining Shares to Purchaser hereof, EPS shall delete the Remaining Shareholders from, and enter Purchaser as new owner of all Remaining Shares in, the share register (Aktienregister) of EPS in accordance with Section 67 para. 3 AktG.

ARTICLE XII
INDEMNIFICATION

12.1  Indemnification by the Main Sellers.

(a)  The Main Sellers shall jointly and severally defend, indemnify, and hold harmless Purchaser and its Affiliates (including the Companies) from and against any Losses (including Losses of the Companies), including interest thereon, caused by, arising out of or relating to (i) any failure by any Main Seller to fully perform their respective covenants and obligations as set forth herein or in any instrument or agreement delivered by any Main Seller pursuant hereto (“Main Sellers’ Covenants”), (ii) any breach by any Main Seller of or any inaccuracy in any representation or warranty to Purchaser contained in ARTICLE VII of this Agreement, or (iii) any Taxes or of the Companies relating to periods or arising prior to the Initial Closing, except to the extent such Taxes have been fully accrued for in the Financial Statements.

(b)  In addition, the Main Sellers shall jointly and severally defend, indemnify, and hold harmless Purchaser and its Affiliates (including the Companies) from and against any Losses (including Losses of the Companies), including interest thereon, caused by or arising out of or in connection with any of the following:

(i)  the non-purchase of the TCP/IP ATM platform for a residual value of EUR 746,574.40 plus VAT by Commerzbank AG under the sub-lease agreement between Commerzbank AG and EPS and the resulting lack of coverage of EPS’ residual payment obligation vis-à-vis CommerzLeasing Mobilien GmbH in the same amount;

(ii)  any Taxes payable by any of the Companies as a result of any persons have been or will by operation of law be deemed to be, employees of any of the Companies; and

(iii)  any failure on the part of the Principals or the Main Sellers to comply with their respective obligations to effect the sale and transfer of the Remaining Shares on the Subsequent Closing Date pursuant to ARTICLE XI of this Agreement.

(c)  If as a result of a failure on the part of the Principals or the Main Sellers to comply with their respective obligations to effect the sale and transfer of the Remaining Shares under ARTICLE XI of this Agreement, Purchaser will on the Subsequent Closing Date have not received ownership in all of the Remaining Shares, the Main Sellers agree to indemnify Purchaser on a Euro-for-Euro basis (i) for any additional consideration and related costs incurred by Purchaser or the Companies in order to purchase such Remaining Shares that have not been transferred as well as (ii) for all Losses incurred in connection with formal or informal contest or opposition proceedings or actions by such Remaining Shareholders. Further, if as a result of a failure on the part of the Principals or the Main Sellers to comply with their respective obligations to effect the sale and transfer of the Remaining Shares under ARTICLE XI of this Agreement, Purchaser will on the Subsequent Closing Date have received an aggregate of less than 95% of the Shares, the Main Sellers agree to indemnify Purchaser in a liquidated damage amount equal to 150% of the aggregate value of the Remaining Shares that have not been transferred as determined by Purchaser in its reasonable discretion; the entitlement to liquidated damages pursuant to this second sentence of Section 12.1(c) does not preclude Purchaser from asserting any additional indemnification claims under the second sentence of this Section 12.1(c) and Section 12.1(b)(iii) hereof.

12.2  Indemnification by Purchaser. Purchaser shall defend, indemnify, and hold harmless the Main Sellers from and against any Losses, including interest thereon, caused by, arising out of or relating to (a) any failure by Purchaser to fully perform its covenants and obligations as set forth herein (“Purchaser’s Covenants”) or in any instrument or agreement delivered by Purchaser pursuant hereto, or (b) any breach by Purchaser of any inaccuracy in any representation or warranty to the Main Sellers contained in ARTICLE VIII of this Agreement.

12.3  Indemnification Procedure.

(a)  Each Indemnified Party agrees to give the Indemnifying Party prompt (unverzüglich) written notice of any written claim by a third Person, of which it obtains knowledge, which will give rise to any Losses which are required to be indemnified against under this Agreement. Such written notice, without prejudice to additional claims, shall set forth the basis on which a claim for indemnity hereunder is requested and, in the case of claims by a third Person, shall advise the Indemnifying Party whether the Indemnified Party intends to contest same. The Indemnified Party shall have the right to contest such claim, in which case the Indemnifying Party, to the extent legally possible, shall have the right to be represented, at its own expense, by its own counsel, its participation to be subject to the reasonable direction of the Indemnified Party.

(b)  If the Indemnified Party determines not to contest such claim, the Indemnifying Party shall have the right, at its own expense, to contest and defend against such claim on behalf of and in the name of the Indemnified Party by giving written notice to the Indemnified Party within fifteen days after the receipt of the Indemnified Party's notice that it intends not to contest. If the Indemnifying Party determines to contest such claim, the Indemnified Party shall have the right to be represented, at its own expense, by its own counsel, its participation to be subject to the reasonable direction of the Indemnifying Party and the Indemnifying Party's choice of counsel shall be subject to the prior written approval of the Indemnified Party. If the Indemnifying Party determines to contest such claim, it shall be deemed to have agreed that such claim is fully subject to indemnification hereunder. If the Indemnifying Party subsequently determines to settle such claim, such settlement shall be subject to Section 12.3(d) of this Agreement. If the Indemnifying Party fails to undertake the defense of or settle or pay any such third Person claim within 30 days after the Indemnified Party has given written notice to the Indemnifying Party advising that the Indemnified Party does not intend to contest such claim, or if the Indemnifying Party, after having given notice to the Indemnified Party that it intends to contest such claim, fails promptly or thoroughly to defend, settle, or pay such claim, then the Indemnified Party may take any and all action to dispose of such claim, including the settlement or full payment thereof (in each case without being obligated under the provisions of Section 12.3(d) hereof as a Settling Party) upon such terms as it shall deem appropriate, in its sole discretion, and the Indemnifying Party shall be liable to pay, upon demand, to the Indemnified Party the full amount of the indemnity claim therefor.

(c)  In any case, each Party shall make available to the other and its attorneys at all reasonable times during normal business hours, all books, records, and other documents in its possession relating to such claim and the Party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other Party or Parties.

(d)  In the event that a Party (the “Settling Party”) desires to settle any third Person claim, the Settling Party shall advise the Indemnifying Party or the Indemnified Party, as the case may be, in writing of the terms of the proposed settlement. If such proposed settlement is unsatisfactory to such Indemnifying Party or Indemnified Party, as the case may be, such Indemnifying Party or Indemnified Party, as the case may be, shall have the right, at the Indemnifying Party's expense, to contest such claim by giving written notice of such election to the Settling Party within 30 days of the Indemnifying Party's or Indemnified Party's, as the case may be, receipt of the advice of the proposed settlement. If such Indemnifying Party or Indemnified Party, as the case may be, delivers no such written notice within such 30 days, the Settling Party may offer the proposed settlement to the third Person making such claim. If the proposed settlement is not accepted by the third Person making such claim, any new proposed settlement which the Settling Party may wish to present to the third Person making such claim shall again be subject to the provisions of this subparagraph. Any settlement proposed by Main Sellers shall contain an unconditional release of Purchaser and its Affiliates from such claim and shall not involve any non-monetary relief effecting Purchaser or any of its Affiliates or any of their businesses as then conducted or proposed to be conducted.

(e)  At the time the amount of any Liability on the part of an Indemnifying Party under this Section 12.3 is determined (which in case of payments to a third Person shall be the earlier of (i) the date of such payment, or (ii) the date that a court of competent jurisdiction shall enter a judgment, order, or decree establishing such Liability, and in the case of payment of any Taxes, shall be the date such Taxes are agreed with or ordered to be paid by the relevant taxing authority), the Indemnifying Party shall forthwith, upon notice to the Indemnified Party, pay to the Indemnified Party the amount of the claim for indemnification.

12.4  Limitation on Liability of Main Sellers. The joint and several liability of the Main Sellers and the recourse of Purchaser shall be limited to (i) any amounts held in the Escrow Account, and (ii) any forfeitable portion of the Stock Consideration serving as security in accordance with ARTICLE IV hereof.

12.5  Expiration Date. Any claims of Purchaser under the representations and warranties contained in ARTICLE VII hereof shall expire (verjähren) 3 years after the date hereof; provided, however, that (i) any claims of Purchaser under the representations and warranties contained in Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.16, 7.20(a), 7.21, 7.22 and 7.29 hereof and any claims of the Main Sellers contained in ARTICLE VIII hereof shall expire (verjähren) 30 years after the date hereof, (ii) any Liabilities of any Party relating to its Covenants shall expire (verjähren) 30 years after the date hereof, and (iii) any claims of Purchaser under the representations and warranties contained in Section 7.16 of this Agreement shall expire (verjähren) for each relevant Tax period six months after the assessment covering the respective Tax period has become final and non-appealable.

ARTICLE XIII
REPRESENTATIONS OF PRINCIPALS

The Principals hereby jointly and severally represent and warrant to Purchaser that to their knowledge, the representations and warranties of the Main Sellers made in ARTICLE VII hereof are true and correct as of the date hereof and the Initial Closing Date.

ARTICLE XIV
MISCELLANEOUS

14.1  Notice. Except as otherwise provided herein, any notice required hereunder shall be in writing, and shall be deemed to have been validly served, given, or delivered upon delivery thereof to the Party to be notified (in the case of a fax, by delivery via telefax with confirmation of receipt), in each case to the address of the party to be notified, as follows:

                                     (a)  If to Purchaser:

Transaction Systems Architects, Inc
224 South 108th Avenue
Omaha, Nebraska 68154,
U.S.A
Attention: General Counsel
Telephone: +1 402 390 7600
Telefax: +1 402 390 8077.

with copy to:

Jones Day Frankfurt
Grüneburgweg 102
60323 Frankfurt am Main
Germany
Attention: Partner-in-Charge
Telephone: +49-69-97263939
Telefax: +49 -89-97263993

                                     (b)  If to Preipo:

Preipo Beratungs- und Beteiligungsgesellschaft
Daisbachstr. 4
D-65527 Niedernhausen
Attention: Managing Director
Telephone: +49-6127-903791
Telefax: +49-6127-903791

                                    (c)  If to RP:

RP Vermögensverwaltung GmbH
Am Heegwald 12
D-61381 Friedrichsdorf
Attention: Managing Director
Telephone: +49 6175 933950
Telefax: +49 6175 933952

                                    (d)  If to EPS

eps Electronic Payment Systems AG
Am Limespark 2
D-658843 Sulzbach
Attention: Management Board
Telephone: +49 (0)6196 7709-70
Telefax: +49 (0)6196 7709-77

                                     (e)  If to Principal 1

Christian Jaron
Daisbachstr. 4
D-65527 Niedernhausen
Telephone: +49-6127-903791
Telefax: +49-6127-903791

                                     (f)  If to Principal 2

Johann Praschinger
Am Heegwald 12
D-61381 Friedrichsdorf
Telephone: +49 6175 933950
Telefax: +49 6175 933952

14.2  Assignment. No Party shall assign or delegate this Agreement or any rights or obligations hereunder to any person without the prior written consent of the other Parties hereto; provided, however, that Purchaser may assign any of its rights under this Agreement to any Affiliate of Purchaser without the prior consent of any other Party.

14.3  Taxes and Fees. Purchaser shall be jointly and severally liable for and pay all applicable sales, documentary, recording, filing, transfer, and other similar Taxes and fees (including notary fees) payable as a result of the consummation of the transactions contemplated hereby, and Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Main Sellers will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation. Apart therefrom, unless otherwise provided herein, each Party shall bear its own costs and the costs of its advisers and auditors.

14.4  Amendments. Save where the law provides for another form, this Agreement may be amended or supplemented or the performance of a provision hereof waived only by an instrument in writing executed, notarized, if legally required, and delivered by a duly authorized director or officer or attorney-in-fact of each of the Parties, including for any amendment to this provision.

14.5  Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and may be enforced by, the Parties and their respective successors and permitted assigns.

14.6  Governing Language. This English language version of this Agreement shall be in all respects controlling despite the existence of any translation hereof; provided, however, that, where a German term in italics is appended in this English language version to an English term or otherwise used, such German term (and not the English term to which it relates) shall be authoritative for the purpose of interpretation of the relevant English term in this Agreement.

14.7  Conflicts. If and to the extent a conflict arises between the contents of this Agreement and any document or agreement entered into in connection with this Agreement, the terms of this Agreement shall prevail.

14.8  Choice of Law. The validity, interpretation, and performance of this Agreement and any dispute connected herewith shall be exclusively governed and construed in accordance with the laws of the Federal Republic of Germany without giving effect to its conflict of law provisions.

14.9  Dispute Resolution. All disputes arising out of or in connection with this Agreement shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by three arbitrators appointed in accordance with the ICC Rules in effect at the time of application. The language of the arbitral proceedings shall be English. The place of arbitration shall be Frankfurt, Federal Republic of Germany.

14.10  Entire Agreement. This Agreement, including all Exhibits hereto, constitutes the full understanding of the Parties and the complete and exclusive statement of the terms and conditions of the Agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the Parties with respect thereto.

14.11  Severability. In the event that any provision of this Agreement shall finally be determined by a competent tribunal or court to be unlawful or unenforceable, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and the Parties shall agree to replace the unlawful or unenforceable provision by a provision of similar meaning reflecting the original intent of the Parties to the extent permissible under applicable laws. In the event, the Parties inadvertently did not address certain issues in this Agreement which subsequently become relevant (Vertragslücke), the unaddressed issue shall be handled so as to give effect to the extent possible to the intentions of the Parties as reflected in this Agreement.

[Signature Pages Follow]

TRANSACTION SYSTEMS ARCHITECTS, INC.

By: /s/ Dennis Byrnes
Name: Dennis Byrnes
Title: Senior Vice President

PREIPO BERATUNGS- UND BETEILIGUNGSGESELLSCHAFT MBH

By: /s/ Anja Jaron
Name: Anja Jaron
Title: Managing Direcor

CHRISTIAN JARON
Daisbachstr. 4
D-65527 Niedernhausen

/s/ Christian Jaron

RP VERMOGENSVERWALTUNG GMBH

By: /s/ Ursula Rimmle-Praschinger
Name: Ursula Rimmle-Praschinger
Title: Managing Director

JOHANN PRASCHINGER
Am Heegwald 12
D-61381 Friedrichsdorf

/s/ Johann Praschinger

EPS ELECTRONIC PAYMENT SYSTEMS AG

By: /s/ Christian Jaron
Name: Christian Jaron
Title: Member of Management Board

By: /s/ Johann Praschinger
Name: Johann Praschinger
Title: Member of Management Board

SHARE PURCHASE AGREEMENT EXHIBIT LIST

Exhibit A        Defined Terms
Exhibit B         Shareholder and Share Ownership Listing

Document Exhibits

Exhibit 3.2        Form of Restricted Stock Agreements for Main Sellers
Exhibit 4.4        Form of Escrow Agreement
Exhibit 5.1        Form of Secondary Share Purchase Agreement
Exhibit 5.4        Form of Supervisory Board Member Resignation
Exhibit 5.8        Form of Contractor and Freelancer Acknowledgement

Disclosure Exhibits

Exhibit 7.1        Organization - Articles of Association
Exhibit 7.2(c)-1        Capitalization - No Other Securities
Exhibit 7.2(c)-2        Capitalization - No Other Rights Associated with Securities
Exhibit 7.5        Third Person Consents
Exhibit 7.6-1             Tangible Assets - No Liens
Exhibit 7.6-2             Tangible Assets - Ownership
Exhibit 7.7-1             Real Property - Owned and Leased
Exhibit 7.7-2             Real Property - Company Lessor or Sublessor
Exhibit 7.8(a)-1        Contracts - Material Contracts
Exhibit 7.8(a)-2        Contracts - No Breach
Exhibit 7.8(a)-3        Contracts - Contracts with Affiliates
Exhibit 7.8(b)           Contracts - Specified Types
Exhibit 7.8(c)           Contracts - Material Pending Negotiations
Exhibit 7.8(d)           Contracts - No Warranty Claims
Exhibit 7.8(e)           Contracts - Material Customers and Suppliers
Exhibit 7.8(f)            Contracts - Prior Damage Claims
Exhibit 7.9(a)           Financial Statements - Annual Financial Statements
Exhibit 7.9(b)           Financial Statements - Affiliate Transactions
Exhibit 7.9(c)           Financial Statements - Bring Down
Exhibit 7.10(a)         Liabilities - Accrued and Unaccrued Liabilities and No Default
Exhibit 7.10(b)         Liabilities - No Undisclosed Loans
Exhibit 7.13              Permits
Exhibit 7.14(a)-1      Employee Matters - List of Employees
Exhibit 7.14(a)-2      Employee Matters - Standard Employment Agreements
Exhibit 7.14(a)-3      Employee Matters - Oral Employment Arrangements
Exhibit 7.14(a)-4      Employee Matters - Material Deviations from Standard Agreements
Exhibit 7.14(c)         Employee Matters - No Employee Disputes
Exhibit 7.14(e)-1      Employee Matters - Current and Former Employees Not Listed
Exhibit 7.15-1           Benefit Plans - List of Plans
Exhibit 7.15-2           Benefit Plans - No Benefit Plan Liabilities
Exhibit 7.16(a)         Taxes - Tax Basis
Exhibit 7.16(b)         Taxes - Tax Liabilities
Exhibit 7.19              Bank Accounts
Exhibit 7.20(a)-1      EPS Software - Description
Exhibit 7.20(a)-2      EPS Software - Ownership
Exhibit 7.20(a)-3      EPS Software - Source Code Release
Exhibit 7.20(b)         EPS Software - Open Source Software
Exhibit 7.21-1          Information Systems - Equipment and Systems
Exhibit 7.21-2          Information Systems - No Security Incidents
Exhibit 7.22             Intellectual Property
Exhibit 7.23             Accounts Receivable
Exhibit 7.24             Insurance
Exhibit 7.25-1          Public Subsidies - Grants and Subsidies
Exhibit 7.25-2          Public Subsidies - No Proceedings
Exhibit 7.25-3          Public Subsidies - Compliance
Exhibit 7.25-4          Public Subsidies - Requirements
Exhibit 7.26             Absence of Changes

EXHIBIT A
DEFINED TERMS

Affiliates
shall mean “verbundenes Unternehmen,” as defined in Sections 15 et seq. of the AktG, and the term “verbundenes Unternehmen”, shall include any Person that, directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the specified Person. Unless otherwise specifically stipulated, for purposes of this Agreement, the Companies shall be deemed to be Affiliates of Main Sellers.

Agreement	shall have the meaning ascribed thereto in the first sentence of this Agreement.
AktG	shall mean the German Stock Corporation Act (Aktiengesetz).
Annual Financial Statements
shall mean the audited financial statements of each of the Companies for the fiscal years ending December 31, 2003, December 31, 2004 and December 31, 2005, consisting of balance sheet (Bilanz), income statement (Gewinn- und -Verlustrechnung), statement of cash flow (Kapitalflussrechnung), and the notes thereto.

Antitrust Authorities
shall mean the European Commission, the German Federal Cartel Office (Bundeskartellamt), the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, and any other Governmental Authority responsible for the regulation and administration of filings in respect of Antitrust Laws.

Antitrust Laws
shall mean Council Regulation (EC) No 139/2004 on the control of concentrations between undertakings, as amended, the German Act Against Restraints of Competition, as amended (Gesetz gegen Wettbewerbsbeschr’nkungen or GWB), the United States Sherman Act, as amended, the United States Hart-Scott-Rodino Act, as amended, the United States Federal Trade Commission Act, as amended,and all other Laws that are designed or intended to regulate competition or investment (foreign or otherwise) or to prohibit, restrict or regulate actions having the purpose or effect of restraints of trade.

Benefit Plans	shall have the meaning ascribed thereto in Section 7.15 of this Agreement.
BGB	shall mean the German Civil Code (Bürgerliches Gesetzbuch).
Business	shall have the meaning ascribed thereto in the first Preamble of this Agreement.
Cash Consideration	shall have the meaning ascribed thereto in Section 2.1(a) hereof.
Companies’ Leased Real Property	shall have the meaning ascribed thereto in Section 7.7 of this Agreement.
Company/Companies	shall have the meaning ascribed thereto in the second Preamble of this Agreement.
Contracts
shall mean all contracts, agreements, commitments, and binding offers, including joint venture agreements, consulting and severance agreements, acquisition and disposition agreements, security agreements, agreements relating to borrowing or money, extension of credit, agreements granting any Liens, sales, agency, franchise, distribution, and other marketing agreements, agreements with subcontractors and sub-suppliers, leases, including leases of real property, orders, and licenses.

Control	when used with reference to a specified Person, shall mean the right or power, through ownership of capital stock, by contract or otherwise, to direct the business affairs of the specified Person.
Covenants	shall mean Main Sellers’ Covenants and Purchaser’s Covenants.
EPS	shall have the meaning ascribed thereto in the first sentence of this Agreement.
Employees	shall have the meaning ascribed thereto in Section 7.14 of this Agreement.
EPS Intellectual Property	shall have the meaning ascribed thereto in Section 7.22 of this Agreement.
EPS Ltd.	shall have the meaning ascribed thereto in the second Preamble of this Agreement.
EPS Prepaid	shall have the meaning ascribed thereto in the second Preamble of this Agreement.
EPS Romania	shall have the meaning ascribed thereto in the second Preamble of this Agreement.
EPS Software	shall have the meaning ascribed thereto in Section 7.20(a) of this Agreement.
EPS Switzerland	shall have the meaning ascribed thereto in the second Preamble of this Agreement.
Escrow Account	shall have the meaning ascribed thereto in Section 3.1(c) of this Agreement.
Escrow Agreement	shall have the meaning ascribed thereto in Section 4.4 of this Agreement.
Escrow Amount	shall have the meaning ascribed thereto in Section 3.1(c) of this Agreement.
Final Escrow Release Date	shall have the meaning ascribed thereto in Section 4.3 of this Agreement.
Financial Statements	shall mean the Annual Financial Statements.
German GAAP	shall mean the German generally accepted accounting principles.
Governmental Authority
shall mean any court, governmental (including European Commission) authority, governmental body, or other regulatory or administrative agency or commission of any government of any country or any private or governmental arbitration or conciliation authority or other similar body.

Hazardous Substances
shall mean shall mean any substance that is toxic, flammable, ignitable, reactive, oxidizing, corrosive, radioactive or caustic, dangerous substance, toxic substance, toxic pollutant, hazardous waste, special waste, waste legally requiring special surveillance, industrial waste pollutant or harmful to human health or the environment. To the extent applicable, the terms above shall be defined as set forth in applicable European directives.

ICC Rules	shall have the meaning ascribed thereto in Section 14.9 of this Agreement.
including	shall mean including without limitation.
Indemnified Party	shall mean a Party who is seeking indemnification from another Party to this Agreement pursuant to the terms and conditions of ARTICLE XII of this Agreement.
Indemnifying Party	shall mean a Party from whom indemnification is sought by another Party pursuant to the terms and conditions of ARTICLE XII of this Agreement.
Information Systems	shall have the meaning ascribed thereto in Section 7.21 of this Agreement.
Initial Closing	shall have the meaning ascribed thereto in Section 6.1 of this Agreement.
Initial Closing Date	shall have the meaning ascribed thereto in Section 6.1 of this Agreement.
Initial Shares	shall have the meaning ascribed thereto in the sixth Preamble of this Agreement.
Intellectual Property
shall mean all patents, registered copyrights, registered trademarks, service marks and registered trade names, and all registrations of or applications for registration of any of the foregoing, including any additions thereto or extensions, continuations, renewals, or divisions thereof, processes, trade secrets, know-how, domain names, customer and supplier lists, computer software, computer programs and source codes, protected formula and manufacturing, research and technical information, personnel records, sales and purchase records, marketing and advertising data and other books and records, and other intellectual property rights belonging to, owned, used, licensed, planned to be used or licensed to or by any of the Companies.

Law	shall mean any law, statute, judgment, decree, order, rule, regulation, ordinance, zoning regulation, legal requirement, enactment, or Permit of any Governmental Authority.
Liability	shall mean any debt, liability or obligation of any kind whatsoever, direct or indirect, accrued or contingent, including any guaranty of any debt, liability or obligation of any other Person.
Licenses	shall have the meaning ascribed thereto in Section 7.22 of this Agreement.
Lien	shall mean any lien, encroachment, easement, attachment, encumbrance, mortgage, business mortgage, hypothecation, or other conflicting ownership, conflicting equity, or conflicting security interest.
Litigation	shall mean any litigation, action, arbitration, suit, and any investigation, inquiry, claim, or preceding by any Person, including any Governmental Authority.
Loss or Losses
shall mean damages as defined in Section 249 et seq. of the German Civil Code (Bürgerliches Gesetzbuch), and any loss, cost, Liability, claim, expense, costs of defense or litigation and fees and expenses of attorneys, accountants and other experts.

Main Seller(s)	shall have the meaning ascribed thereto in the first sentence of this Agreement.
Main Sellers’ Covenants	shall have the meaning ascribed thereto in Section 12.1(a) of this Agreement.
Main Sellers’ Knowledge
shall mean the actual knowledge and constructive knowledge (i.e., could have known but for gross negligence (grobe
Fahrlässigkeit) taking into account the standard customarily applied to a prudent business person (Kaufmann) in the same position) of (a) the Main Sellers, (b) the Principals, and (c) Mr. Jörn Kleemann, Ms. Claudia Hamm, Ms. Sylvia Wild and the professional advisors of the Main Sellers, the Principals and EPS involved in the transactions contemplated by this Agreement.

Main Sellers' Shares	shall have the meaning ascribed thereto in the fourth Preamble of this Agreement.
Material; Materially
shall mean any single occurrence or item or series of occurrences or items having an aggregate effect on Purchaser, its Affiliates or the Companies in an amount estimated by Purchaser to be or liquidated at more than EUR 20,000.

Material Contracts
shall mean all agreements, Contracts, commitments and undertakings that (i) provide for the provision of goods or services or in an amount exceeding EUR 50,000 per annum, (ii) any other agreements with a contract value in excess of EUR 50,000 per annum, or (iii) are material to the Companies and the Business in any other respect.

Material Customers	shall have the meaning ascribed thereto in Section 7.8(e) of this Agreement.
Material Suppliers	shall have the meaning ascribed thereto in Section 7.8(e) of this Agreement.
Open Source Software	shall have the meaning ascribed thereto in Section 7.20(b) of this Agreement.
Part(y/ies)	shall have the meaning ascribed thereto in the second sentence of this Agreement.
Permit	shall mean any license, permit, approval, consent, business registration, or qualification from any Governmental Authority.
Person
shall mean an individual, a corporation, a partnership, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, a Governmental Authority, or any other form of association or entity.

Post-Closing Tax Period	shall mean any Tax period (or portion thereof) ending after the date hereof.
Pre-Closing Tax Period	shall mean any Tax period (or portion thereof) ending on or before the date hereof.
Preipo	shall have the meaning ascribed thereto in the first sentence of this Agreement.
Preipo Shares	shall have the meaning ascribed in the fourth Preamble of this Agreement.
Principal 1	shall have the meaning ascribed thereto in the first sentence of this Agreement.
Principal 2	shall have the meaning ascribed thereto in the first sentence of this Agreement.
Principals	shall have the meaning ascribed thereto in the first sentence of this Agreement.
Proprietary Information	shall have the meaning ascribed thereto in Section 10.1(b) of this Agreement.
Public Subsidies	shall have the meaning ascribed thereto in Section 7.25 of this Agreement.
Purchase Price	shall have the meaning ascribed thereto in 2.1(a) of this Agreement.
Purchaser	shall have the meaning ascribed thereto in the first sentence of this Agreement.
Purchaser’s Covenants	shall have the meaning ascribed thereto in Section 12.2 of this Agreement.
Remaining Shares	shall have the meaning ascribed thereto in Section 11.1 of this Agreement.
Remaining Shareholders	shall have the meaning ascribed thereto in Section 11.1 of this Agreement.
RP	shall have the meaning ascribed thereto in the first sentence of this Agreement.
RP Shares	shall have the meaning ascribed thereto in the fourth Preamble of this Agreement.
Secondary Seller(s)	shall have the meaning ascribed thereto in the sixth Preamble of this Agreement.
Secondary Share Purchase Agreements	shall have the meaning ascribed thereto in Section 5.1 of this Agreement.
Settling Party	shall have the meaning ascribed thereto in Section 12.3(d) of this Agreement.
Shareholders’ Agreement	shall have the meaning ascribed thereto in Section 9.5 of this Agreement.
Shares	shall have the meaning ascribed thereto in the third Preamble of this Agreement.
Stock Consideration	shall have the meaning ascribed thereto in Section 2.1(b) hereof.
Subsequent Closing	shall have the meaning ascribed thereto in Section 11.2 of this Agreement.
Subsequent Closing Date	shall have the meaning ascribed thereto in Section 11.2 of this Agreement.
Subsidiaries	shall have the meaning ascribed thereto in the second Preamble of this Agreement.
Subsidiary Shares	shall have the meaning ascribed thereto in Section 7.2(e) of this Agreement.
Tax or Taxes
shall mean any tax or similar assessments or charges within the meaning of Section 3 para 1 through 4 of the German Tax Act (Abgabenordnung) or similar provisions under applicable foreign Laws imposed by the applicable tax authorities and social security contribution imposed by any Governmental Authority including all foreign and domestic, federal, state, and local income, trade, net worth, value added, excise, payroll, employment, capital, real property, social, or other taxes or customs or similar taxes, duties, or charges, or social charges, interest on tax, late payments or late filing or report charges.

Tax Returns	shall mean all reports, estimates, declarations of estimated or self-calculated Tax, information statements, forms, and returns relating to, or required to be filed in connection with, any Taxes.
Third Person Consent	shall have the meaning ascribed thereto in Section 7.5 hereof.
UmwG	shall mean the German Transformation Act (Umwandlungsgesetz).